EXHIBIT 10.3

OPTION AGREEMENT DATED SEPTEMBER 24, 2002 BETWEEN
CRS AND REDSTONE RESOURCES, INC., A COMPANY CONTROLLED
BY NEWMONT MINING CORPORATION REGARDING THE REDSTONE
PROPERTY

THIS PURCHASE AND SALE AGREEMENT (“AGREEMENT”) effective September 24, 2002 (the “Effective Date”)

BETWEEN:

REDSTONE RESOURCES, INC.
a corporation incorporated under the laws of the Province of Ontario
20 Eglinton Avenue West, Suite 1900
Toronto, Ontario M4R 1K8 CANADA
Facsimile: 416.488.6598

(hereinafter “NEWMONT”)

and

CRS COPPER RESOURCES CORP.
a corporation incorporated under the laws of the Province of British Columbia
1500-625 Howe Street
Vancouver, British Columbia V6C 2T6 CANADA
Facsimile: 604.684.0147

(hereinafter “BUYER”)

RECITALS

WHEREAS BUYER is interested in acquiring all right, title, interest and obligations of NEWMONT in and to the Property and NEWMONT is interested in selling to BUYER all right, title, interest and obligations of NEWMONT in and to the Property, subject to a net smelter returns royalty to be paid by BUYER to NEWMONT with respect to the Property.

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants and agreements herein contained, the Parties hereto hereby agree as follows:

1. Definitions. In this Agreement and the Schedule(s) attached to this Agreement the following terms shall have the following meanings:

“Additional Cash Payments” means the cash payments described in section 3.

“Affiliate” shall have the meaning ascribed to that term by the Canada Business Corporations Act on the date hereof.

“Agreement” means this Purchase and Sale Agreement.

“Business Day” means any calendar day other than a Saturday or Sunday or any statutory holiday or civic holiday in the Province of Ontario and/or British Columbia.

”BUYER” shall include, to the extent applicable under the circumstances, all of BUYER's successors-in-interest, including without limitation assignees, partners, joint venture partners, lessees, and when applicable mortgagees and Affiliates having or claiming an interest in the Property.

Page 1 Newmont / CRS Copper Purchase and Sale Agreement (Coates Lake, NWT) September 24, 2002.5

“Closing” means the completion on the Closing Date of the transfer from NEWMONT to BUYER of the Property as contemplated in this Agreement.

“Closing Date” means such date that the Closing Documents are delivered to the Parties, which date shall be no later than September 24, 2002.

“Closing Documents” means the documents described in section 7 .

“Effective Date” means the date specified on the top of page one of this Agreement.

“Initial Cash Payment” means the cash payment described in section 3.

“Instrument of Delivery” and the “Debenture” mean those agreements provided for in section 4 and section 7 in the form attached as Schedule “C”.

“Judgement Currency” means Canadian currency.

“NEWMONT” shall include, to the extent applicable in the circumstances, all of NEWMONT’s successors-in-interest, including without limitation assignees, partners, joint venture partners, lessees, and when applicable mortgagees and Affiliates having or claiming an interest in the Property.

“notice” means as described in section 18.

“Original Currency” means United States Currency.

“Parties” means NEWMONT and BUYER collectively.

“Party” means either of the Parties individually.

“Property” means all right, title and interest of NEWMONT now held or hereinafter acquired by BUYER in and to the property described in attached Schedule “A” including without limitation any amendments, supplements, renewals and replacements thereof.

“Purchase and Sale Agreement” means this Purchase and Sale Agreement and all amendments, modifications and supplements thereto.

“Purchase Price” means the consideration stipulated in section 3.

“Rate of Exchange” means the spot rate at which NEWMONT is able on the relevant date to purchase Original Currency with Judgment Currency and includes any premium and costs of exchange.

“Records and Data” means all books, contracts, documents, technical information and data (in paper or electronic form), maps, surveys, drill core samples and assays owned by NEWMONT related to the Property.

“Royalty” means the net smelter returns royalty stipulated in section 3 and further described in the Royalty Agreement.

“Royalty Agreement” means the Royalty Agreement stipulated in section 3 in the form attached as Schedule “B”.

Page 2 Newmont / CRS Copper Purchase and Sale Agreement (Coates Lake, NWT) September 24, 2002.5

“Transmission” means as described in section 18.

2. Purchase and Sale. (a) NEWMONT shall and hereby covenants to sell, transfer and assign to BUYER all of its right, title, interest and obligations in and to the Property and the Records and Data; and (b) BUYER shall and hereby covenants to purchase all of NEWMONT’s right, title, interest and obligations in and to the Property and the Records and Data. Commencing from and after the Effective Date BUYER shall be solely responsible for its own account all costs and obligations pertaining to or associated with the Property.

3. Purchase Price. As consideration for the purchase and sale of the Property and the Records and Data, BUYER agrees to deliver to NEWMONT at Closing (a) cash or a certified check in the amount of One Hundred Thousand United States Dollars (US$100,000) free and clear of any sale, transfer or other like value added taxes (the “Initial Cash Payment”). (b) BUYER additionally agrees to pay NEWMONT a further sum of One Hundred Thousand United States Dollars (US$100,000) free and clear of any sale, transfer or other like value added taxes on or before the date which is six (6) months following the Closing Date. (c) BUYER additionally agrees to pay NEWMONT a further sum of Three Hundred Thousand United States Dollars (US$300,000) free and clear of any sale, transfer or other like value added taxes on or before the date which is eighteen (18) months following the Closing Date. The additional cash payments described in section 3(b) and section 3(c) totaling US$400,000 are collectively referred to as the “Additional Cash Payments”. (d) At Closing BUYER also agrees to deliver the Royalty Agreement executed by the BUYER agreeing to pay NEWMONT a perpetual production royalty in the amount of the applicable percentage net smelter returns as determined in accordance with the following schedule from the sale or other disposition of all Minerals produced from the Property, determined in accordance with the provisions of the Royalty Agreement (the “Royalty”). For purposes of this Agreement, the term “Minerals” shall mean any and all metals, minerals and mineral rights of whatever kind and nature in, under or upon the surface or subsurface of the Property (including, without limitation metals, precious metals, base metals, industrial minerals, gems, diamonds, commercially valuable rock, aggregate, clays and diatomaceous earth, hydrocarbons, and oil and gas, and other minerals which are mined, excavated, extracted or otherwise recovered).

The Royalty percentage for all Minerals shall be based in accordance with the following schedule.

Net Smelter Returns Percentage	The Average of the New York Commodities Exchange Final Daily Spot Prices for Copper (U.S. $ per Pound) Reported for the Calendar Month of Production

Three Percent (3.0%)	If less than or equal to US$0.75 per pound

Three and One-Half Percent (3.5%)	If greater than US$0.75 per pound, but less than or
equal to US$1.00 per pound

Four Percent (4.0%)	If greater than US$1.00 per pound

The Initial Cash Payment and the Additional Cash Payments described above totaling US$500,000 are collectively referred to as the “Purchase Price”. (e) Should default be made in any Additional Cash Payment when due and such default still exists ten (10) days following notice of non-payment, then the entire unpaid balance under both of the Additional Cash Payments shall become immediately due and all unpaid amounts shall bear interest at the rate of fifteen (15%) percent per annum commencing from and after such payment due date until paid. (f) Should default be made in any Royalty payment when due and such default still exists ten (10) days following notice of non-payment, then the entire

Page 3 Newmont / CRS Copper Purchase and Sale Agreement (Coates Lake, NWT) September 24, 2002.5

unpaid balance under the Royalty Agreement shall bear interest at the rate of fifteen (15%) percent per annum commencing from and after such payment due date until paid.

4. Registration on Title. The Parties agree that following Closing (a) BUYER shall immediately undertake all acts required to register title to the Property in BUYER’s name by filing an appropriate statutory form of transfer document(s) executed by NEWMONT; and (b) NEWMONT may register or record against title to the Property the Royalty Agreement and such form of notice, caution or other document(s) including, without limitation, this Agreement and a mortgage or other security instruments as it considers appropriate to secure payment from time to time and protect NEWMONT’s right to receive the Royalty or other sums due under this Agreement and the Royalty Agreement. The Parties hereby consent to such registering or recording and agree to co-operate with such other Party to accomplish the same.

5. After-Acquired Interest. If at any time BUYER or any Affiliate or successor or assignee of it stakes, applies for, and obtains or otherwise acquires, directly or indirectly, any right to or interest in any mining claim, license, lease, grant, concession, permit, patent, or other mineral property or other rights or interests located wholly or partly within the exterior boundaries of the Property, such rights or interests shall thereafter become part of the Property, provided, however, only such part of such rights or interests which actually overlap the Property shall apply. In the event BUYER or any Affiliate or successor or assignee of it surrenders, allows to lapse or otherwise terminates its interest in any portion or all the Property and within a period of five (5) years from the date of such surrender, lapse or other termination, reacquires a direct or indirect interest in respect of the land covered by the former Property, then the Royalty shall apply to such interest so acquired. BUYER shall give written notice to NEWMONT within ten (10) days of any acquisition or reacquisition of the Property.

6. Term. The Royalty (and the obligation to pay the Additional Cash Payments) shall be perpetual, it being the intent of the Parties hereto that, to the extent allowed by law, the Royalty (and the obligation to pay the Additional Cash Payments) shall constitute a vested interest in and a covenant running with the land affecting the Property and all successions thereof whether created privately or through governmental action and, subject to the provisions of section 19, shall inure to the benefit of and be binding upon the Parties and their respective legal representatives, successors and assigns so long as BUYER or any successor or assignee of BUYER holds any rights or interests in the Property. In the event a court of competent jurisdiction determines that any right, power or interest of any Party under this agreement would violate the rule against perpetuities, then such right, power or interest shall terminate at the expiration of twenty (20) years after the death of the last survivor of all the lineal descendants of Her Majesty, Queen Elizabeth II of England, living on the Effective Date of this Agreement. This Agreement shall not be terminated solely as a result of a violation of the rule against perpetuities.

7. Closing Documents. At Closing (a) BUYER shall deliver to NEWMONT (i) the cash or certified check described in section 3(a); (ii) the executed Royalty Agreement; and (iii) the executed Instrument of Delivery and the executed Debenture; and (b) NEWMONT shall deliver to BUYER (i) a duly executed statutory form of transfer document with respect to the Property. The documents described in this section are collectively referred to as the “Closing Documents”. Prior to and after Closing NEWMONT shall permit BUYER reasonable access to the Records and Data and make copies of all such Records and Data at its sole cost.

8. Property Sold and Purchased on an “As-is, Where-is” Basis. Except for the representations and warranties provided for in this Agreement, the Parties agree that the purchase and sale of the Property shall be on an “As-is, Where-is” basis. BUYER acknowledges that it has conducted such examinations of the Property and the Records and Data related to it as it has deemed necessary or appropriate and that it is not relying upon any assurances or statements of NEWMONT, other than those provided in this Agreement.

Page 4 Newmont / CRS Copper Purchase and Sale Agreement (Coates Lake, NWT) September 24, 2002.5

9. Taxes, Transfer Fees. BUYER shall pay directly to or make the appropriate filings with the appropriate taxing authorities in respect of all sales and transfer taxes (including land transfer taxes), registration charges and transfer fees and GST or other value added taxes applicable in respect of its purchase of the Property under this Agreement.

10. Representations and Warranties.

(a) Representations and Warranties of NEWMONT. NEWMONT represents and warrants to BUYER that: (i) it is a corporation duly incorporated and validly subsisting under the laws of the jurisdiction of its incorporation; (ii) all requisite corporate acts and proceedings have been done and taken by it with respect to entering into this Agreement and the transactions contemplated herein and therein; (iii) it has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder; (iv) it has all necessary corporate power to own or lease the Property and is registered as required and in good standing with respect to the filing of returns under the laws of all jurisdictions in which the failure to so register or file would have a material adverse effect on it or its properties, including the Property; (v) the execution and delivery of this Agreement and the performance and consummation of the transactions contemplated hereby, do not and will not result in a default under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which it is a party and by which it is bound to which the Property is subject, nor will such action conflict with or result in any violation of the provisions of its charter documents; (vi) no consent, approval or authorization of its shareholders in respect of the transactions contemplated herein is required by it for the consummation of the transactions contemplated herein; (vii) this Agreement, and the transactions contemplated herein have been duly authorized, executed and delivered by NEWMONT and this Agreement constitutes legal, valid and binding obligations of NEWMONT, enforceable against it in accordance with the terms herein and all third party consents and regulatory, governmental and stock exchange approvals required to be obtained by NEWMONT in respect of this Agreement and the transactions contemplated hereby, have been obtained in respect thereof, including from all governmental authorities having jurisdiction, and in respect of the transactions contemplated herein; (viii) NEWMONT is not and will not be on the Closing Date a non-resident of Canada for the purposes of the Income Tax Act (Canada); (ix) NEWMONT is not a party to any actions, suits or proceedings which could materially affect its business or financial condition with respect to the Property, and to the best knowledge of NEWMONT no such actions, suits or proceedings are contemplated or have been threatened; (x) to the best knowledge of NEWMONT, NEWMONT is the legal and beneficial owner of the entire right, title and interest in and to the Property, free and clear of all liens, mortgages, charges, pledges, security interests, encumbrances, equities or claims, created by, through or under NEWMONT and such rights, titles and interests of NEWMONT are in good standing in accordance with and pursuant to applicable law; (xi) no representation or warranty is given as to the existence or non-existence of Aboriginal rights or interests in or with respect to the Property or the land subject to the Property or as to the existence or non-existence of rights of third parties acquired from the Crown to use the land subject to the Property for uses that may compete with mineral exploration, development or mining; and (xii) NEWMONT makes no representations or warranties to BUYER concerning the Records and Data and BUYER agrees that if it elects to rely on any such Records and Data, it does so at its sole risk.

(b) Representations and Warranties of BUYER. BUYER represents and warrants to NEWMONT that: (i)  it is a corporation duly incorporated and validly subsisting under the laws of the jurisdiction of its incorporation; (ii) all requisite corporate acts and proceedings have been done and taken by it with respect to entering into this Agreement and the transactions contemplated herein and therein; (iii) it has the requisite corporate power and authority to enter into this Agreement and to perform its

Page 5 Newmont / CRS Copper Purchase and Sale Agreement (Coates Lake, NWT) September 24, 2002.5

obligations hereunder; (iv) it has all necessary corporate power to own or lease the Property and is registered as required and in good standing with respect to the filing of returns under the laws of all jurisdictions in which the failure to so register or file would have a material adverse effect on its title to the Property; (v) the execution and delivery of this Agreement and the performance and consummation of the transactions contemplated hereby, do not and will not result in a default under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which it is a party and by which it is bound to which the Property is subject, nor will such action conflict with or result in any violation of the provisions of its charter documents; (vi) no consent, approval or authorization of its shareholders in respect of the transactions contemplated herein is required by it for the consummation of the transactions contemplated herein; (vii) this Agreement, and the transactions contemplated herein have been duly authorized by BUYER and this Agreement has been duly executed and delivered by BUYER and constitutes legal, valid and binding obligations of BUYER, enforceable against it in accordance with the terms herein and all third party consents and regulatory, governmental and stock exchange approvals required to be obtained by BUYER in respect of this Agreement and the transactions contemplated hereby, have been obtained in respect thereof, including from all governmental authorities having jurisdiction, and in respect of the transactions contemplated herein; (viii) BUYER is not and will not be on the Closing Date a non-resident of Canada for the purposes of the Income Tax Act (Canada); (ix) BUYER is not a party to any actions, suits or proceedings which could materially affect its business or financial condition with respect to the Property, and to the best knowledge of BUYER no such actions, suits or proceedings are contemplated or have been threatened; and (x) BUYER, during its due diligence on and with respect to the Property, has not become aware of any violations of any past or present applicable federal, provincial or local laws, statutes rules, regulations, permits, ordinances, certificates, licenses, closure plans and other regulatory requirements, policies or guidelines respecting the Property.

(c) Survival of Representations and Warranties. For a term of two (2) years from and after the Effective Date, (i) the representations and warranties contained herein shall survive the Closing and shall continue in full force and effect; and (ii) NEWMONT and BUYER each hereby covenant to and in favor of each other to indemnify and save the other harmless from and against all claims, demands, actions, causes of action, damages, losses, costs, liabilities and expenses which may be incurred by or brought against the other Party and/or which the other Party may suffer or incur as a result of, in respect of, or arising out of any breach of any representation or warranty made by it or any non-fulfillment of any covenant or obligation of it under this Agreement or the Royalty Agreement.

(d) NEWMONT’s Title. Notwithstanding anything to the contrary contained in this Agreement, BUYER is acquiring such title to the Property as NEWMONT has to transfer, and BUYER shall not be in default under the terms and conditions of this Agreement, the Royalty Agreement or the Closing Documents in the event failure of title to the Property is caused as a result of any title defect existing as of the Effective Date.

11. Other Covenants of NEWMONT. Except as otherwise contemplated or permitted by this Agreement, NEWMONT shall, prior to the completion of the transactions contemplated in this Agreement: (a) use commercially reasonable efforts to preserve and protect or cause to be preserved and protected all of its right, title and interest in and to the Property, until Closing; and (b) not make any modification of its ordinary course business practices in respect of its interest in the Property nor make any commitments in respect of the Property, or its right, title and interest in and to the Property.

12. Encumbrances. During the time period between the Effective Date and the Closing Date, NEWMONT shall not suffer or permit any encumbrance, created by, through or under NEWMONT, to attach to or affect the Property or its right, title and interest therein.

Page 6 Newmont / CRS Copper Purchase and Sale Agreement (Coates Lake, NWT) September 24, 2002.5

13. Other Business. NEWMONT and BUYER shall have the right without consulting or notifying the other to engage in and receive full benefits from other and independent business activities, whether or not competitive or in conflict with the transactions contemplated in this Agreement. The doctrine of “corporate opportunity” or “business opportunity” shall not be applied to any other transaction, activity, venture or operation of NEWMONT or BUYER not within the boundaries or in respect of the Property, and, except as otherwise expressly provided in other agreements between NEWMONT and BUYER, if any, neither of NEWMONT or BUYER shall have any duty to the other with respect to any opportunity to acquire property outside of the boundaries of the Property.

14. Assumption of Liabilities; Indemnifications by BUYER. BUYER hereby assumes all right, title, interest and liabilities of NEWMONT in, to and under the Property, including but not limited to any and all environmental liabilities. BUYER shall be responsible for all costs, fines, damages, judgments, penalties or responsibilities (environmental and otherwise) in connection with the Property, its ownership and use of the Property and for any and all work performed in and on the Property, whether arising prior to or subsequent to the Closing Date. BUYER hereby indemnifies and saves harmless NEWMONT from any loss, cost or liability (including reasonable legal fees) arising from a claim against NEWMONT in respect of: (a) any failure by BUYER to timely and fully perform all reclamation, restoration, waste disposal or other closure obligations required by law or regulation, the terms and conditions of applicable licenses or by governmental authorities or otherwise to prevent liability in respect of all activities on the Property, whether arising prior to or subsequent to the Closing Date; (b) any failure or omission by BUYER which results in a violation of or liability under any present or future applicable federal, provincial, territorial or local environmental laws, statutes, rules, regulations, permits, ordinances, certificates, licenses and other regulatory requirements, policies or guidelines in respect of all activities on the Property, whether arising prior to or subsequent to the Closing Date; and (c) any claims by third parties against NEWMONT in respect of property damage or injury or death to persons arising out of the activities on or with respect to the Property whether arising prior to or subsequent to the Closing Date.

15. Dispute Resolution. (a) Any dispute, controversy or claim arising out of, in relation to or in connection with this Agreement, including any dispute as to the validity, interpretation, enforceability or breach of this Agreement, shall be exclusively and finally settled by binding arbitration before a single qualified arbitrator appointed upon the unanimous agreement of the Parties and conducted in accordance with the Arbitration Act, 1991 (Ontario). The arbitrator shall be knowledgeable about the matter being arbitrated. The decision rendered by the arbitrator may be entered into any court. Each Party shall pay their own fees and expenses (and shall pay their own attorneys’ fees and expenses) related to the arbitration, regardless of how the arbitrated issue is decided. The Parties covenant that they shall conduct all aspects of such arbitration having regard at all times to minimizing the cost and expediting the final resolution of such arbitration. Arbitration shall be conducted in English, in Toronto, Canada. (b) If, for the purposes of obtaining judgment in any court in Canada, it becomes necessary to convert into Canadian dollars (“Judgment Currency”) an amount due in United States dollars hereunder (“Original Currency”) then the conversion shall be made at the Rate of Exchange prevailing on the business day before the day on which the judgment is given. If there is a change in the Rate of Exchange prevailing between the business day before the day on which the judgment is due, the paying Party will pay such additional amounts (if any, but in any event not a lesser amount) as may be necessary to ensure that the amount paid in the Judgment Currency when converted at the Rate of Exchange prevailing on the date of payment will produce the amount then due under this Agreement in the Original Currency and such additional amount shall bear interest, from the date same become due, at the rate of fifteen percent (15%) per annum. “Rate of Exchange” means the spot rate at which the Party who is the payee is able on the relevant date to purchase Original Currency with Judgment Currency and includes any premium and costs of exchange.

Page 7 Newmont / CRS Copper Purchase and Sale Agreement (Coates Lake, NWT) September 24, 2002.5

16. Expenses. Each Party shall pay all expenses it incurs in authorizing, preparing, executing and performing this Agreement and the transactions contemplated hereunder and thereunder, whether or not the Closing occurs, including all fees and expenses of its legal counsel, bankers, investment bankers, brokers, accountants or other representatives or consultants.

17. Time. Time is of the essence of each provision of this Agreement.

18. Notices. (a) Any notice, demand or other communication (in this section, a “notice”) required or permitted to be given or made hereunder shall be in writing and shall be sufficiently given or made if: (i) delivered in person during normal business hours of the recipient on a Business Day and left with a receptionist or other responsible employee of the recipient at the applicable address first set forth in this Agreement; or (ii) sent by facsimile transmission (a “Transmission”) during normal business hours on a Business Day charges prepaid and confirmed by regular mail at the address first set forth in this Agreement; and (b) each notice sent in accordance with this section shall be deemed to have been received: (i) on the day it was delivered; or on the same day that it was sent by fax transmission, or (ii) on the first Business Day thereafter if the day on which it was sent by fax transmission was not a Business Day. The notice addresses for the Parties are set out on page one of this Agreement. A Party may change its address for notice by giving notice to the other Party in accordance with this section. Notice to NEWMONT shall additionally be sent to Newmont Mining Corporation, 1700 Lincoln Street, Denver, Colorado 80203 U.S.A., ATTN: Land Dept., Facsimile: 303.837.5851.

19. Assignment. Except as otherwise provided in this Agreement, BUYER may assign, transfer, convey or otherwise dispose of its rights and interests under this Agreement or the Royalty Agreement; provided, however, any option, joint-venture, assignment, transfer, conveyance or other disposition by BUYER of any of its rights, interests and obligations in or with respect to this Agreement, the Property or the Royalty Agreement shall be void unless the proposed assignee has first agreed in writing with NEWMONT to observe and be bound by all of the provisions of this Agreement and the Royalty Agreement with respect to the rights, interests and obligations being assigned to or assumed by the assignee in the place and stead of BUYER and only subsequent to the signing of a definitive agreement as between such assignee and NEWMONT, shall BUYER be relieved or discharged from this Agreement and the Royalty Agreement in respect thereof. BUYER shall not be relieved or discharged from this Agreement and the Royalty Agreement in respect any rights, interests or obligations of BUYER in or with respect to this Agreement, the Property or the Royalty Agreement which are not assigned or assumed in accordance with the foregoing and NEWMONT may continue to look to BUYER for performance with respect thereto. NEWMONT shall have the unrestricted right, in its sole and absolute discretion, to assign, transfer, convey, or relinquish any of its rights or interests with respect to the Property, including the Royalty at any time.

20. Reporting. No later than March 1 of each year, BUYER shall provide NEWMONT with an annual report of activities and operations conducted with respect to the Property during the preceding calendar year, and from time to time such additional information as NEWMONT may reasonably request.

21. Maintenance of the Property. Subsequent to Closing, BUYER shall pay all governmental taxes, duties or other payments, make any minimum investments required by law, perform all acts and comply with all obligations under applicable law required to maintain the Property (excluding those portions of the Property previously abandoned by it as provided in this section) in good standing. At any time and from time to time, BUYER may elect to abandon any part or parts of the Property by giving notice to NEWMONT of such election not less than thirty (30) days prior to the proposed date of abandonment. The notice shall identify the portion(s) of the Property which are proposed to be abandoned. Upon expiry of such thirty (30) day period, BUYER’s obligations hereunder in respect of such abandoned interests (subject to section 5) shall terminate and thereafter the term "Property" as

Page 8 Newmont / CRS Copper Purchase and Sale Agreement (Coates Lake, NWT) September 24, 2002.5

used in this Agreement will apply to those interests comprising the Property which have not been abandoned by BUYER. If requested by NEWMONT, BUYER shall execute documents transferring to NEWMONT title to any part or parts of the Property which BUYER is abandoning.

22. Further Assurances. The Parties shall do such acts and shall execute such further documents, conveyances, deeds, assignments, transfers and other instruments, and will cause the doing of such acts and will cause the execution of such further documents as are within its power as any other Party may in writing at any time and from time to time reasonably request be done and or executed, in order to give full effect to the provisions of this Agreement, the Royalty Agreement and the Closing Documents.

23. Public Announcements. Prior to Closing, a Party desiring to make a disclosure, statement or press release concerning this Agreement or the Royalty Agreement shall first consult with the other Party prior to making such disclosure, statement or press release, and the Parties shall use all reasonable efforts, acting expediently and in good faith, to agree upon a text for such statement or press release which is satisfactory to the Parties.

24. Number and Gender. In this Agreement, words in the singular include the plural and vice-versa and words in one gender include all genders.

25. Entire Agreement. This Agreement together with the Royalty Agreement and the Closing Documents constitute the entire agreement between the Parties pertaining to the subject matter hereof and supercedes all prior agreements, negotiations, discussions and understandings, written or oral, between the Parties. Except as may be specifically set forth in this Agreement, the Royalty Agreement and the Closing Documents, there are no representations, warranties, conditions or other agreements or acknowledgments, whether direct or collateral, express or implied, that form part of or affect this Agreement, or which induced a Party to enter into this Agreement or on which reliance is placed by a Party.

26. Survival. The following sections shall survive the date of Closing: 2, 3, 4, 5, 6, 7, 8, 9, 10 (as limited by section 10(c), 13, 14, 15, 18, 19, 20, 21, 22, 25, 26, 27, 28, 29, 30, 31 and 32.

27. Amendment. This Agreement may be amended, modified or supplemented only by a written agreement signed by each Party.

28. Waiver of Rights. Any waiver of, or consent to depart from, the requirements of any provision of this Agreement shall be effective only if it is in writing and signed by the Party giving it, and only in the specific instance and for the specific purpose for which it has been given. No failure on the part of any Party to exercise, and no delay in exercising, any right under this Agreement shall operate as a waiver of such right. No single or partial exercise of any such right shall preclude any other or further exercise of such right or the exercise of any other right.

29. Applicable Law. This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

30. Currency. Unless specified otherwise, all statements of or references to dollar amounts in this Agreement are to lawful money of the United States.

31. Performance on Holidays. If any action is required to be taken pursuant to this Agreement on or by a specified date, which is not a Business Day, then such action shall be valid if taken on or by the next succeeding Business Day.

Page 9 Newmont / CRS Copper Purchase and Sale Agreement (Coates Lake, NWT) September 24, 2002.5

32. English Language. The Parties hereto expressly declare that they require this Agreement, and all documents and notices relating thereto, to be drafted and written solely in the English language. Les Parties déclarent expressément qu'elles exigent que ce contrat, ainsi que tous les documents et avis s'y rapportant, soient rédigés et écrits exclusivement en anglais.

33. Counterparts. This Agreement may be executed in any number of counterparts, and it shall not be necessary that the signatures of all Parties be contained on any counterpart. Each counterpart shall be deemed an original, but all counterparts together shall constitute one and the same instrument.

IN WITNESS WHEREOF the Parties hereto have duly executed this Agreement effective as of the date first written above.

REDSTONE RESOURCES, INC.	CRS COPPER RESOURCES CORP.

By: _______________________	By: _______________________

Title: _______________________	Title: _______________________

Date: _______________________	Date: _______________________

Its Authorized Representative	Its Authorized Representative

[SEAL]	[SEAL]

Page 10 Newmont / CRS Copper Purchase and Sale Agreement (Coates Lake, NWT) September 24, 2002.5

SCHEDULE “A” TO THE PURCHASE AND SALE AGREEMENT (Description of the "Property")

Coates Lake Property, South Mining District, Northwest Territories, Canada

The following Mining Leases issued by Her Majesty the Queen, as represented by the Minister of the Department of Indian Affairs and Northern Development, Northwest Territories, Canada

Group	Lease No.	Parcel Number	Claim Name	Claim Number	No. of Units	Hectares	Acres
McBean	2416 4-Feb-92	Lot 1 Group 908 South Mining District Quad 95-L-01	Ron & John #3 Stan & Geo #1 Stan & Geo #8-11 P.B. # 22-25 P.B. # 27-30 P.B. # 35-36	N26647 N26817 N26824-N26827 N41122-N41125 N41127-N41130 N41135-N41136	6	331.854	820
McBean	2417 4-Feb-92	Lot 2 Group 908 South Mining District Quad 95-L-01	Ron & John # 17-18 Stan & Geo # 4-7 P.B. # 10	N26667-N26668 N26820-N26823 N41110	3	167.951	415
North Redstone	2505 17-Aug-92	Lot 2 Group 1008 South Mining District Quad 95-M- 02	KT Nos. 1-9	***	3	182.52	451
South Redstone	2506 17-Aug-92	Lot 1 Group 1008 South Mining District Quad 95-L-15	Mac Nos. 3-5 Mac Nos. 8-10 Mac Nos. 12-14 Dean Nos. 3-5	***	4	244.44	604
Various Groups	2684 10-Feb-95	Lot 1 Group 958	PL No. 1-100 Ray # 1-35 HC # 1-13	***	44	4,734.99	11,700
		South Mining District Quad 95-L-10	Lisa 1 Lisa 10-11 Lisa 20-21 Ruby 1 Ruby 14 SP 1-5 SP #6-63
TOTAL	***	***	***	***	***	5661.75	13,990

Page 11 Newmont / CRS Copper Purchase and Sale Agreement (Coates Lake, NWT) September 24, 2002.5

SCHEDULE “B” TO THE PURCHASE AND SALE AGREEMENT (the “Royalty Agreement”)

ROYALTY AGREEMENT

THIS ROYALTY AGREEMENT (“Agreement”) is effective September 24, 2002 (the “Effective Date”)

BETWEEN:

CRS COPPER RESOURCES CORP.
a corporation incorporated under the laws of the Province of British Columbia
1500-625 Howe Street
Vancouver, British Columbia V6C 2T6 CANADA
Facsimile: 604.684.0147

(hereinafter “GRANTOR”)

and

REDSTONE RESOURCES, INC.
a corporation incorporated under the laws of the Province of Ontario
20 Eglinton Avenue West, Suite 1900
Toronto, Ontario M4R 1K8 CANADA
Facsimile: 416.488.6598

(hereinafter “NEWMONT”)

RECITALS

A. Pursuant to the terms and conditions of that certain Purchase and Sale Agreement dated effective September 24, 2002 (the “Purchase and Sale Agreement”) between the Parties hereto with respect to those certain properties more particularly described in attached Schedule “A” (the “Property”) (i) NEWMONT has sold, transferred and assigned to GRANTOR all of its right, title, interest and obligations in and to the Property; (ii) GRANTOR has purchased all of NEWMONT’s right, title, interest and obligations in and to the Property; and (iii) as part of the Purchase Price for the purchase and sale of the Property, GRANTOR has agreed to (1) pay NEWMONT the sum of One Hundred Thousand United States Dollars (US$100,000) free and clear of any taxes on or before the date which is six (6) months following the Effective Date; and (2) pay NEWMONT a further sum of Three Hundred Thousand United States Dollars (US$300,000) free and clear of any taxes on or before the date which is eighteen (18) months following the Effective Date (collectively, the “Additional Cash Payments”); and (3) grant NEWMONT a Royalty (as hereinafter defined) with respect to the Property.

NOW, THEREFORE, in consideration of the premises and the covenants and conditions set forth in the Purchase and Sale Agreement and this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows.

Page 12 Newmont / CRS Copper Purchase and Sale Agreement (Coates Lake, NWT) September 24, 2002.5

AGREEMENT

1.  Royalty

1.1 GRANTOR shall pay to NEWMONT a perpetual production royalty in the amount of the applicable percentage Net Smelter Returns as determined in accordance with the following schedule from the sale or other disposition of all Minerals produced from the Property, determined in accordance with the provisions of this Agreement (the “Royalty”). For purposes of this Agreement, the term “Minerals” shall mean any and all metals, minerals and mineral rights of whatever kind and nature in, under or upon the surface or subsurface of the Property (including, without limitation metals, precious metals, base metals, industrial minerals, gems, diamonds, commercially valuable rock, aggregate, clays and diatomaceous earth, hydrocarbons, and oil and gas, and other minerals which are mined, excavated, extracted or otherwise recovered).

The Royalty percentage for all Minerals shall be based in accordance with the following schedule.

Net Smelter Returns Percentage	The Average of the New York Commodities Exchange Final Daily Spot Prices for Copper (U.S. $ per Pound) Reported for the Calendar Month of Production

Three Percent (3.0%)	If less than or equal to US$0.75 per pound

Three and One-Half Percent (3.5%)	If greater than US$0.75 per pound, but less than or
equal to US$1.00 per pound

Four Percent (4.0%)	If greater than US$1.00 per pound

1.2 For Precious Metals. “Net Smelter Returns”, in the case of gold, silver, and platinum group metals ("Precious Metals"), shall be determined by multiplying (a) the gross number of troy ounces of Precious Metals recovered from production from the Property during the preceding calendar month ("Monthly Production") delivered to the smelter, refiner, processor, purchaser or other recipient of such production, or an insurer as a result of casualty to such production (collectively, "Payor"), by (b) for gold, the average of the London Bullion Market, Afternoon Fix, spot prices reported for the preceding calendar month (the "Applicable Spot Price"), and for all other Precious Metals, the average of the New York Commodities Exchange final spot prices reported for the preceding calendar month for the particular Mineral for which the price is being determined, and subtracting from the product of 1.2(a) and 1.2(b) only the following if actually incurred: (i) charges imposed by the Payor for refining bullion from doré or concentrates of Precious Metals ("Beneficiated Precious Metals") produced by GRANTOR's final mill or other final processing plant; however, charges imposed by the Payor for smelting or refining of raw or crushed ore containing Precious Metals or other preliminarily processed Precious Metals shall not be subtracted in determining Net Smelter Returns; (ii) penalty substance, assaying, and sampling charges imposed by the Payor for refining Beneficiated Precious Metals contained in such production; and (iii) charges and costs, if any, for transportation and insurance of Beneficiated Precious Metals from GRANTOR's final mill or other final processing plant to places where such Beneficiated Precious Metals are smelted, refined and/or sold or otherwise disposed of.

1.3 In the event the refining of bullion from the Beneficiated Precious Metals contained in such production is carried out in custom toll facilities owned or controlled, in whole or in part, by GRANTOR, which facilities were not constructed solely for the purpose of refining Beneficiated Precious Metals or Other Minerals from the Property, then charges, costs and penalties for such refining shall mean the amount GRANTOR would have incurred if such refining were carried out at facilities not owned or controlled by GRANTOR then offering comparable services for comparable

Page 13 Newmont / CRS Copper Purchase and Sale Agreement (Coates Lake, NWT) September 24, 2002.5

products on prevailing terms, but in no event greater than actual costs incurred by GRANTOR with respect to such refining. In the event GRANTOR receives insurance proceeds for loss of production of Precious Metals, GRANTOR shall pay to NEWMONT the Royalty percentage of any such insurance proceeds which are received by GRANTOR for such loss of production.

1.4 For Other Minerals. “Net Smelter Returns”, in the case of all Minerals other than Precious Metals and the beneficiated products thereof ("Other Minerals"), shall be determined by multiplying (a) the gross amount of the particular Other Mineral contained in the Monthly Production delivered to the Payor during the preceding calendar month by (b) the average of the New York Commodities Exchange final daily spot prices reported for the preceding calendar month of the appropriate Other Mineral, and subtracting from the product of sections 1.4(a) and 1.4(b) only the following if actually incurred: (i) charges imposed by the Payor for smelting, refining or processing Other Minerals contained in such production, but excluding any and all charges and costs related to GRANTOR's mills or other processing plants constructed for the purpose of milling or processing Other Minerals, in whole or in part; (ii) penalty substance, assaying, and sampling charges imposed by the Payor for smelting, refining, or processing Other Minerals contained in such production, but excluding any and all charges and costs of or related to GRANTOR's mills or other processing plants constructed for the purpose of milling or processing Other Minerals, in whole or in part; and (iii) charges and costs, if any, for transportation and insurance of Other Minerals and the beneficiated products thereof from GRANTOR's final mill or other final processing plant to places where such Beneficiated Precious Metals are smelted, refined and/or sold or otherwise disposed of. If for any reason the New York Commodities Exchange does not report spot pricing for a particular Other Mineral, then the Parties shall mutually agree upon an appropriate pricing entity or mechanism that accurately reflects the market value of any such Other Mineral.

1.5 In the event smelting, refining, or processing of Other Minerals are carried out in custom toll facilities owned or controlled, in whole or in part, by GRANTOR, which facilities were not constructed solely for the purpose of milling or processing Other Minerals from the Property, then charges, costs and penalties for such smelting, refining or processing shall mean the amount GRANTOR would have incurred if such smelting, refining or processing were carried out at facilities not owned or controlled by GRANTOR then offering comparable services for comparable products on prevailing terms, but in no event greater than actual costs incurred by GRANTOR with respect to such smelting and refining. In the event GRANTOR receives insurance proceeds for loss of production of Other Minerals, GRANTOR shall pay to NEWMONT the Royalty percentage of any such insurance proceeds which are received by GRANTOR for such loss of production.

1.6 Payments of Royalty In Cash or In Kind. Royalty payments shall be made to NEWMONT as follows:

(a) Royalty In Kind. NEWMONT may elect to receive its Royalty on Precious Metals from the Property "in cash" or "in kind" as refined bullion. The elections may be exercised once per year on a calendar year basis during the life of production from the Property. Notice of election to receive the following year's Royalty for Precious Metals “in cash” or “in kind” shall be made in writing by NEWMONT and delivered to GRANTOR on or before November 1 of each year. In the event no written election is made, the Royalty for Precious Metals will continue to be paid to NEWMONT as it is then being paid. As of the Effective Date of this Agreement, NEWMONT elects to receive its Royalty on Precious Metals “in kind”. Royalties on Other Minerals shall not be payable "in kind". (i) If NEWMONT elects to receive its Royalty for Precious Metals in "in kind", NEWMONT shall open a bullion storage account at each refinery or mint designated by GRANTOR as a possible recipient of refined bullion in which NEWMONT owns an interest. NEWMONT shall be solely responsible for all costs and liabilities associated with maintenance of such account or accounts, and GRANTOR shall not be required to bear any additional expense with respect to such "in-kind" payments. (ii) Royalty will be paid by the

Page 14 Newmont / CRS Copper Purchase and Sale Agreement (Coates Lake, NWT) September 24, 2002.5

deposit of refined bullion into NEWMONT’s account. On or before the 25th day of each calendar month following a calendar month during which production and sale or other disposition occurred, GRANTOR shall deliver written instructions to the mint or refinery, with a copy to NEWMONT directing the mint or refinery to deliver refined bullion due to NEWMONT in respect of the Royalty, by crediting to NEWMONT's account the number of ounces of refined bullion for which Royalty is due; provided, however, that the words "other disposition" as used in this Agreement shall not include processing, milling, beneficiation or refining losses of Precious Metals. The number of ounces of refined bullion to be credited will be based upon NEWMONT’s share of the previous month's production and sale or other disposition as calculated pursuant to the commingling provisions of section 1.9. (iii) Royalty payable “in kind” on silver or platinum group metals shall be converted to the gold equivalent of such silver or platinum group metals by using the average monthly spot prices for Precious Metals described in section 1.2. (iv) Title to refined bullion delivered to NEWMONT under this Agreement shall pass to NEWMONT at the time such bullion is credited to NEWMONT at the mint or refinery. (v) NEWMONT agrees to hold harmless GRANTOR from any liability imposed as a result of the election of NEWMONT to receive Royalty “in kind” and from any losses incurred as a result of NEWMONT’s trading and hedging activities. NEWMONT assumes all responsibility for any shortages which occur as a result of NEWMONT’s anticipation of credits to its account in advance of an actual deposit or credit to its account by a refiner or mint. (vi) When royalties are paid in "in kind", they will not reflect the costs deductible in calculating Net Smelter Returns under this Agreement. Within thirty (30) days of the receipt of a statement showing charges incurred by GRANTOR for transportation, smelting or other deductible costs, NEWMONT shall remit to GRANTOR full payment for such charges. If NEWMONT does not pay such charges when due, GRANTOR shall have the right, at its election, with NEWMONT’s consent, such consent not to be unreasonably withheld, to deduct the gold equivalent of such charges from the ounces of gold bullion to be credited to NEWMONT in the following month.

(b) In Cash. If NEWMONT elects to receive its Royalty for Precious Metals in cash, and as to Royalty payable on Other Minerals, payments shall be payable on or before the twenty-fifth (25th) day of the month following the calendar month in which the minerals subject to the Royalty were shipped to the Payor by GRANTOR. For purposes of calculating the cash amount due to NEWMONT, Precious Metals and Other Minerals will be deemed to have been sold or otherwise disposed of at the time refined production from the Property is delivered, made available, or credited to GRANTOR by a mint or refiner. The price used for calculating the cash amount due for Royalty on Precious Metals or Other Minerals shall be determined in accordance with section 1.2 and section 1.4 as applicable. GRANTOR shall make each Royalty payment to be paid in cash by delivery of a check payable to NEWMONT and delivering such check to NEWMONT at the address listed in this Agreement, or to such other address as NEWMONT may direct or by direct bank deposit to NEWMONT’s account as NEWMONT shall designate. Should default be made in any cash payment when due for Royalty and such default still exists ten (10) days following notice of non-payment, then all unpaid amounts shall bear interest at the rate of fifteen percent (15%) per annum commencing from and after such payment due date until paid.

(c) Detailed Statement. All Royalty payments or credits shall be accompanied by a detailed statement explaining the calculation thereof together with any available settlement sheets from the Payor.

1.7 Monthly Reconciliation. (a) On or before the later of five (5) days following the date GRANTOR receives payment from the Payor or the twenty-fifth (25th) day of the month, GRANTOR shall make an interim settlement based on the information then available of such Royalty for the prior calendar month, either “in cash” or “in kind”, whichever is applicable, by paying (i) not less than one hundred percent (100%) of the anticipated final settlement of Precious Metals ”in kind” Royalty payments and (ii) not less than ninety-five percent (95%) of the anticipated final settlement of cash Royalty payments. (b) The Parties recognize that a period of time exists between the production of ore, the production of doré or concentrates from ore, the production of refined or finished product from doré or

Page 15 Newmont / CRS Copper Purchase and Sale Agreement (Coates Lake, NWT) September 24, 2002.5

concentrates, and the receipt of Payor's statements for refined or finished product. As a result, the payment of Royalty will not coincide exactly with the actual amount of refined or finished product produced from the Property for the previous month. GRANTOR will provide final reconciliation promptly after settlement is reached with the Payor for all lots sold or subject to other disposition in any particular month. (c) In the event that NEWMONT has been underpaid for any provisional payment (whether “in cash” or “in kind”), GRANTOR shall pay the difference “in cash” by check and not “in kind” with such payment being made at the time of the final reconciliation. If NEWMONT has been overpaid in the previous calendar month, NEWMONT shall make a payment to GRANTOR of the difference by check. Reconciliation payments shall be made on the same basis as used for the payment in cash pursuant to section 1.6(b) hereof.1.8 Hedging Transactions. All profits and losses resulting from GRANTOR's sales of Precious Metals or Other Minerals, or GRANTOR's engaging in any commodity futures trading, option trading, or metals trading, or any combination thereof, and any other hedging transactions including trading transactions designed to avoid losses and obtain possible gains due to metal price fluctuations (collectively, "Hedging Transactions") are specifically excluded from Royalty calculations pursuant to this Agreement. All Hedging Transactions by GRANTOR and all profits or losses associated therewith, if any, shall be solely for GRANTOR's account. The Royalty payable on Precious Metals or Other Minerals subject to Hedging Transactions shall be determined as follows: (a) Affecting Precious Metals. The amount of Royalty to be paid on all Precious Metals subject to Hedging Transactions by GRANTOR shall be determined in the same manner as provided in section 1.2, with the understanding and agreement that the average monthly spot price shall be for the calendar month preceding the calendar month during which Precious Metals subject to Hedging Transactions are shipped by GRANTOR to the Payor. (b) Affecting Other Minerals. The amount of Royalty to be paid on all Other Minerals subject to Hedging Transactions by GRANTOR shall be determined in the same manner as provided in section 1.4, with the understanding and agreement that the average monthly spot price shall be for the calendar month preceding the calendar month during which Other Minerals subject to Hedging Transactions are shipped by GRANTOR to the Payor.

1.9 Commingling. GRANTOR shall have the right to commingle Precious Metals and Other Minerals from the Property with minerals from other properties. Before any Precious Metals or Other Minerals produced from the Property are commingled with minerals from other properties, the Precious Metals or Other Minerals produced from the Property shall be measured and sampled in accordance with sound mining and metallurgical practices for moisture, metal, commercial minerals and other appropriate content, applied on a consistent basis. Representative samples of the Precious Metals or Other Minerals shall be retained by GRANTOR and assays (including moisture and penalty substances) and other appropriate analyses of these samples shall be made before commingling to determine gross metal content of Precious Metals or gross metal or mineral content of Other Minerals. GRANTOR shall retain such analyses for a reasonable amount of time, but not less than twenty four (24) months, after receipt by NEWMONT of the Royalty paid with respect to such commingled Minerals from the Property, and shall retain such samples taken from the Property for not less than thirty (30) days after collection.

2. Stockpilings and Tailings. All tailings, residues, waste rock, spoiled leach materials, and other materials (collectively "Materials") resulting from GRANTOR's operations and activities on the Property shall be the sole property of GRANTOR, but shall remain subject to the Royalty should the Materials be processed or reprocessed, as the case may be, in the future and result in the production and sale or other disposition of Precious Metals or Other Minerals. Notwithstanding the foregoing, GRANTOR shall have the right to dispose of Materials from the Property on or off of the Property and to commingle the same (as provided herein) with materials from other properties. In the event Materials from the Property are processed or reprocessed, as the case may be, and regardless of where such processing or reprocessing occurs, the Royalty payable thereon shall be determined on a pro rata basis as determined by using the best engineering and technical practices then available.

Page 16 Newmont / CRS Copper Purchase and Sale Agreement (Coates Lake, NWT) September 24, 2002.5

3. Term. The Royalty created hereby (and the obligation to pay the Additional Cash Payments) shall be perpetual, it being the intent of the Parties hereto that, to the extent allowed by law, Royalty (and the obligation to pay the Additional Cash Payments) shall constitute a vested interest in and a covenant running with the land affecting the Property and all successions thereof whether created privately or through governmental action and shall, subject to the provisions of section 8.12, inure to the benefit of and be binding upon the Parties and their respective legal representatives, successors and assigns so long as GRANTOR or any successor or assign of it holds any rights or interests in the Property. In the event a court of competent jurisdiction determines that any right, power or interest of any Party under this Agreement would violate the rule against perpetuities, then such right, power or interest shall terminate at the expiration of twenty (20) years after the death of the last survivor of all the lineal descendants of Her Majesty, Queen Elizabeth II of England, living on the Effective Date of this Agreement. This Agreement shall not be terminated solely as a result of a violation of the rule against perpetuities.

4. After-Acquired Interest. If at any time GRANTOR or any Affiliate or successor or assignee of it stakes, applies for, and obtains or otherwise acquires, directly or indirectly, any right to or interest in any mining claim, license, lease, grant, concession, permit, patent, or other mineral property or other rights or interests located wholly or partly within the boundaries of the Property, such rights or interests shall thereafter become part of the Property, provided, however, only such part of such rights or interests which actually overlap the Property shall apply. In the event GRANTOR or any Affiliate or any successor or assign of it surrenders, allows to lapse or otherwise terminates its interest in any portion or all the Property and within a period of five (5) years from the date of such surrender, lapse or other termination, reacquires a direct or indirect interest in respect of the land covered by the former Property, then the Royalty shall apply to such interest so acquired. GRANTOR shall give written notice to NEWMONT within ten (10) days of any acquisition or reacquisition of the Property.

5. Assumption of Liabilities; Indemnifications by GRANTOR. GRANTOR hereby assumes all right, title, interest and liabilities of NEWMONT in, to and under the Property, including but not limited to any and all environmental liabilities. Accordingly, GRANTOR shall be responsible for all costs, fines, damages, judgments, penalties or responsibilities (environmental and otherwise) in connection with the Property, its ownership and use of the Property and for any and all work performed in and on the Property, whether arising prior to or subsequent to the Effective Date. GRANTOR hereby indemnifies and saves harmless NEWMONT from any loss, cost or liability (including reasonable legal fees) arising from a claim against NEWMONT in respect of: (a) any failure by GRANTOR to timely and fully perform all reclamation, restoration, waste disposal or other closure obligations required by law or regulation, the terms and conditions of applicable licenses or by governmental authorities or otherwise to prevent liability in respect of all activities on the Property, whether arising prior to or subsequent to the Effective Date; (b) any failure or omission by GRANTOR which results in a violation of or liability under any present or future applicable federal, provincial, territorial or local environmental laws, statutes, rules, regulations, permits, ordinances, certificates, licenses and other regulatory requirements, policies or guidelines in respect of all activities on the Property, whether arising prior to or subsequent to the Effective Date; and (c) any claims by third parties against NEWMONT in respect of property damage or injury or death to persons arising out of the activities on or with respect to the Property whether arising prior to or subsequent to the Effective Date.

6. Registration on Title. The Parties agree that following the Effective Date (a) GRANTOR shall immediately undertake all acts required to register title to the Property in GRANTOR’s name by filing an appropriate statutory form of transfer document(s) executed by NEWMONT; and (b) NEWMONT may register or record against title to the Property this Agreement and such form of notice, caution or other document(s) including, without limitation, the Purchase and Sale Agreement and a mortgage or other security instruments as it considers appropriate to secure payment from time to time and protect

Page 17 Newmont / CRS Copper Purchase and Sale Agreement (Coates Lake, NWT) September 24, 2002.5

NEWMONT’s right to receive the Royalty or other sums due under the Purchase and Sale Agreement and this Agreement. The Parties hereby consent to such registering or recording and agree to cooperate with such Party to accomplish the same.

7 . Reporting, Records and Audits, Inspections, New Resources or Reserves, Confidentiality and Press Releases.

7.1 Reporting. No later than March 1 of each year, GRANTOR shall provide to NEWMONT with an annual report of activities and operations conducted with respect to the Property during the preceding calendar year, and from time to time shall provide such additional information as NEWMONT may reasonably request. Such annual report shall include details of: (a) the preceding year's activities with respect to the Property; (b) ore reserve data for the calendar year just ended; and (c) estimates of anticipated production and estimated remaining ore reserves with respect to proposed activities for the Property for the current calendar year.

7.2 Records and Audits. NEWMONT shall have the right, upon reasonable notice to GRANTOR, to inspect and copy all books, records, technical data, information and materials (the "Data") pertaining to GRANTOR's activities with respect to the Property; provided that such inspections shall not unreasonably interfere with GRANTOR's activities with respect to the Property. GRANTOR makes no representations or warranties to NEWMONT concerning any of the Data or any information contained in the annual reports, and NEWMONT agrees that if it elects to rely on any such Data or information, it does so at its sole risk. If any such audit or inspection reveals that Royalty payments for any calendar year are underpaid by more than three percent (3%), GRANTOR shall reimburse NEWMONT for its reasonable costs incurred in such audit or inspection. NEWMONT shall be entitled to enter the mine workings and structures on the Property at reasonable times upon reasonable advance notice for inspection thereof, but NEWMONT shall so enter at its own risk and shall indemnify and hold GRANTOR and its Affiliates harmless against and from any and all loss, costs, damage, liability and expense (including but not limited to reasonable attorneys' fees and costs) by reason of injury to NEWMONT or its agents or representatives or damage to or destruction of any property of NEWMONT or its agents or representatives while on the Property on or in such mine workings and structures, unless such injury, damage, or destruction is a result, in whole or in part, of the negligence of GRANTOR.

7.3 New Resources or Reserves. If GRANTOR establishes a mineral resource or mineral reserve on any of the Property, GRANTOR shall provide to NEWMONT the amount of such resource or reserve as soon as practicable after GRANTOR makes a public declaration with respect to the establishment thereof.

7.4 Confidentiality. NEWMONT shall not, without the prior written consent of GRANTOR, which shall not be unreasonably delayed or withheld, knowingly disclose to any third party data or information obtained pursuant to this Agreement which is not generally available to the public; provided, however, NEWMONT may disclose data or information so obtained without the consent of GRANTOR: (a) if required for compliance with laws, rules, regulations or orders of a governmental agency or stock exchange; (b) to any of NEWMONT's consultants or advisors; (c) to any third party to whom NEWMONT, in good faith, anticipates selling or assigning NEWMONT’s interest in the Property; and (d) to a prospective lender, provided that such consultants, third parties or lenders first sign a confidentiality agreement with NEWMONT; or (e) to a third party to which a Party or its parent company contemplates a transfer to, or a merger, amalgamation or other corporate reorganization with, provided however, that any such third party to whom disclosure is made has a legitimate business need to know the disclosed information, and shall first agree in writing to protect the confidential nature of such information to the same extent NEWMONT is obligated under this section.

Page 18 Newmont / CRS Copper Purchase and Sale Agreement (Coates Lake, NWT) September 24, 2002.5

7.5 Press Releases. A Party desiring to make a disclosure, statement or press release concerning this Agreement or the Purchase and Sale Agreement shall first consult with the other Party prior to making such disclosure, statement or press release, and the Parties shall use all reasonable efforts, acting expediently and in good faith, to agree upon a text for such statement or press release which is satisfactory to all Parties. Subject to its rights and obligations regarding confidentiality under section 7.4, NEWMONT shall not issue any press release containing technical information relating to the Property except upon giving GRANTOR two (2) days advance written notice of the contents thereof, and NEWMONT shall make any reasonable changes to such proposed press release as such changes may be timely requested by GRANTOR, provided, however, NEWMONT may include in any press release without notice any information previously reported by GRANTOR or NEWMONT. A Party shall not, without the consent of the other Party, issue any press release that implies or infers that the non-issuing Party endorses or joins the issuing Party in statements or representations contained in any press release.

8 . General Provisions.

8.1 Amendment. This Agreement may be amended, modified or supplemented only by a written agreement signed by each Party.

8.2 Waiver of Rights. Any waiver of, or consent to depart from, the requirements of any provision of this Agreement shall be effective only if it is in writing and signed by the Party giving it, and only in the specific instance and for the specific purpose for which it has been given. No failure on the part of any Party to exercise, and no delay in exercising, any right under this Agreement shall operate as a waiver of such right. No single or partial exercise of any such right shall preclude any other or further exercise of such right or the exercise of any other right.

8.3 Applicable Law. This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the Province of Ontario, Canada and the federal laws of Canada applicable therein.

8.4 Dispute Resolution. (a) Any dispute, controversy or claim arising out of, in relation to or in connection with this Agreement, including any dispute as to the validity, interpretation, enforceability or breach of this Agreement, shall be exclusively and finally settled by binding arbitration before a single qualified arbitrator appointed upon the unanimous agreement of the Parties and conducted in accordance with the Arbitration Act, 1991 (Ontario). The arbitrator shall be knowledgeable about the matter being arbitrated. The decision rendered by the arbitrator may be entered into any court. Each Party shall pay their own fees and expenses (and shall pay their own attorneys’ fees and expenses) related to the arbitration, regardless of how the arbitrated issue is decided. The Parties covenant that they shall conduct all aspects of such arbitration having regard at all times to minimizing the cost and expediting the final resolution of such arbitration. Arbitration shall be conducted in English, in Toronto, Canada. (b) If, for the purposes of obtaining judgment in any court in Canada, it becomes necessary to convert into Canadian dollars (“Judgment Currency”) an amount due in United States dollars hereunder (“Original Currency”) then the conversion shall be made at the Rate of Exchange prevailing on the business day before the day on which the judgment is given. If there is a change in the Rate of Exchange prevailing between the business day before the day on which the judgment is due, the paying Party will pay such additional amounts (if any, but in any event not a lesser amount) as may be necessary to ensure that the amount paid in the Judgment Currency when converted at the Rate of Exchange prevailing on the date of payment will produce the amount then due under this Agreement in the Original Currency and such additional amount shall bear interest, from the date same become due, at the rate of fifteen percent (15%) per annum. “Rate of Exchange” means the spot rate at which the Party who is the payee is able on the relevant date to purchase Original Currency with Judgment Currency and includes any premium and costs of exchange.

Page 19 Newmont / CRS Copper Purchase and Sale Agreement (Coates Lake, NWT) September 24, 2002.5

8.5 Compliance with Laws. GRANTOR shall at all times comply with all applicable federal, provincial, and local laws, statutes, rules, regulations, permits, ordinances, certificates, licenses and other regulatory requirements, policies and guidelines relating to operations and activities on or with respect to the Property; provided, however, GRANTOR shall have the right to contest any of the same. If such contest may jeopardize the Property or NEWMONT's rights thereto or under this Agreement, GRANTOR shall provide notice to NEWMONT and NEWMONT shall have the right to undertake such additional compliance at NEWMONT’s cost.

8.6 GRANTOR to Bear Solely All Costs and Obligations. Commencing from and after the Effective Date GRANTOR has agreed to be solely responsible for its own account all costs and obligations pertaining to or associated with the Property.

8.7 Currency. Unless specified otherwise, all statements of or references to dollar amounts in this Agreement are to lawful money of the United States.

8.8 No Joint Venture, Mining Partnership, Commercial Partnership. This Agreement shall not be construed to create, expressly or by implication, a joint venture, mining partnership, commercial partnership, or other partnership relationship between or among GRANTOR and NEWMONT.

8.9 Time. Time is of the essence of each provision of this Agreement.

8.10 Definitions. In this Agreement and the Schedule(s) attached to this Agreement the following terms shall have the following meanings:

“Additional Cash Payments” means the cash payments described in Recital A.

“Affiliate” shall have the meaning ascribed to that term by the Canada Business Corporations Act on the date hereof.

“Agreement” means this Royalty Agreement.

“Applicable Spot Price” means as described in section 1.2.

“Beneficiated Precious Metals” means as described in section 1.2.

“Business Day” means any calendar day other than a Saturday or Sunday or any statutory holiday or civic holiday in the Province of Ontario.

“Data” means as described in section 7.1.

“Effective Date” means the date specified on the top of page one of this Agreement.

”GRANTOR” shall include, to the extent applicable in the circumstances, all of GRANTOR's successors-in-interest, including without limitation assignees, partners, joint venture partners, lessees, and when applicable mortgagees and Affiliates having or claiming an interest in the Property.

“Hedging Transactions” means as described in section 1.8. “Judgment Currency” means Canadian currency. “Materials” means as described in section 2.

Page 20 Newmont / CRS Copper Purchase and Sale Agreement (Coates Lake, NWT) September 24, 2002.5

“Minerals” means as described in section 1.1.

“Monthly Production” means as described in section 1.2.

“NEWMONT” shall, to the extent applicable in the circumstances, include all of NEWMONT’s successors-in-interest, including without limitation assignees, partners, joint venture partners, lessees, and when applicable mortgagees and Affiliates having or claiming an interest in the Property.

“Net Smelter Returns” means as described in section 1.2 and section 1.4, as applicable.

“notice” means as described in section 8.11.

“Original Currency” means United States currency. “Other Mineral(s)” means as described in section 1.4. “Parties” means NEWMONT and GRANTOR collectively. “Party” means either of the Parties individually. “Payor” means as described in section 1.2.

“Precious Metals” means as described in section 1.2.

“Property” means all right, title and interest of NEWMONT now held or hereinafter acquired by GRANTOR in and to the property described in attached Schedule “A” including without limitation any amendments, supplements, renewals and replacements thereof.

“Purchase and Sale Agreement” means that certain agreement dated effective September 24, 2002 pursuant to which the Parties agreed to the purchase and sale of the Property.

“Purchase Price” means the consideration referenced in the Recital(s) and stipulated in the Purchase and Sale Agreement.

“Rate of Exchange” means the spot rate at which a Party is able on the relevant date to purchase Original Currency with Judgment Currency and includes any premium and costs of exchange as described in section 8.4.

“Royalty” means the Net Smelter Returns royalty stipulated in section 1.1.

“Royalty Agreement” means this Agreement and all amendments, modifications and supplements thereto.

“Transmission” means as described in section 8.11.

8.11 Notices. (a) Any notice, demand or other communication (in this section, a “notice”) required or permitted to be given or made hereunder shall be in writing and shall be sufficiently given or made if: (i) delivered in person during normal business hours of the recipient on a Business Day and left with a receptionist or other responsible employee of the recipient at the applicable address first set forth in this Agreement; or (ii) sent by facsimile transmission (a “Transmission”) during normal business hours on a Business Day charges prepaid and confirmed by regular mail at the address first set forth in this

Page 21 Newmont / CRS Copper Purchase and Sale Agreement (Coates Lake, NWT) September 24, 2002.5

Agreement; and (b) each notice sent in accordance with this section shall be deemed to have been received: (i) on the day it was delivered; or on the same day that it was sent by fax transmission, or (ii) on the first Business Day thereafter if the day on which it was sent by fax transmission was not a Business Day. The notice addresses for the Parties are set out on page one of this Agreement. A Party may change its address for notice by giving notice to the other Party in accordance with this section. Notice to NEWMONT shall additionally be sent to Newmont Mining Corporation, 1700 Lincoln Street, Denver, Colorado 80203 U.S.A., Attention: Land Dept., Facsimile: 303.837.5851.

8.12 Assignment. Except as otherwise provided in this Agreement, GRANTOR may assign, transfer, convey or otherwise dispose of its rights, interests and obligations under this Agreement; provided, however, any option, joint-venture, assignment, transfer, conveyance or other disposition by GRANTOR of its rights and interests in or with respect to the Property or this Agreement shall be void unless the proposed assignee has first agreed in writing with NEWMONT to observe and be bound by all of the provisions of this Agreement with respect to the rights, interests and obligations being assigned to or assumed by the assignee in the place and stead of GRANTOR and only subsequent to the signing of a definitive agreement as between such assignee and NEWMONT shall GRANTOR be relieved or discharged from the Purchase and Sale Agreement and this Agreement in respect thereof. GRANTOR shall not be relieved or discharged from this Agreement and the Purchase and Sale Agreement in respect of any rights, interests or obligations of GRANTOR in or with respect to this Agreement or the Purchase and Sale Agreement which are not assigned or assumed in accordance with the foregoing and NEWMONT may continue to look to GRANTOR for performance with respect thereto. NEWMONT shall have the unrestricted right, in its sole and absolute discretion, to assign, transfer, convey, or relinquish any of its rights or interests with respect to the Property, including the Royalty at any time.

8.13 Maintenance of the Property. GRANTOR shall pay all governmental taxes, duties or other payments, make any minimum investments required by law, perform all acts and comply with all obligations under applicable law required to maintain the Property (excluding those portions of the Property previously abandoned by it as provided in this section) in good standing. At any time and from time to time, GRANTOR may elect to abandon any part or parts of the Property by giving notice to NEWMONT of such election not less than thirty (30) days prior to the proposed date of abandonment. The notice shall identify the portion of the Property which is proposed to be abandoned. Upon expiry of such thirty (30) day period, GRANTOR’s obligations hereunder in respect of such abandoned interests shall terminate and thereafter the term "Property" as used in this Agreement will apply to those interests comprising the Property which have not been abandoned by GRANTOR. If requested by NEWMONT GRANTOR shall execute documents transferring to NEWMONT title to any part or parts of the Property which GRANTOR is abandoning.

8.14 NEWMONT’s Title. Notwithstanding anything to the contrary contained in this Agreement, GRANTOR acquired such title to the Property as NEWMONT has to transfer, and BUYER shall not be in default under the terms and conditions of this Agreement, the Purchase and Sale Agreement or the Closing Documents in the event failure of title to the Property is caused as a result of any title defect existing as of the Effective Date.

8.15 Further Assurances. The Parties promptly shall execute all such further instruments and documents and do all such further actions as may be necessary to effectuate the purposes of this Agreement.

8.16 Entire Agreement. This Agreement together with the corresponding Purchase and Sale Agreement and the Closing Documents (as described in the Purchase and Sale Agreement) constitute the entire agreement between the Parties with respect to the subject matter hereof.

Page 22 Newmont / CRS Copper Purchase and Sale Agreement (Coates Lake, NWT) September 24, 2002.5

8.17 English Language. The Parties hereto expressly declare that they require this Agreement, and all documents and notices relating thereto, to be drafted and written solely in the English language. Les Parties déclarent expressément qu'elles exigent que ce contrat, ainsi que tous les documents et avis s'y rapportant, soient rédigés et écrits exclusivement en anglais.

8.18 Counterparts. This Agreement may be executed in any number of counterparts, and it shall not be necessary that the signatures of the Parties be contained on any counterpart. Each counterpart shall be deemed an original, but all counterparts together shall constitute one and the same instrument.

IN WITNESS WHEREOF the Parties hereto have duly executed this Agreement effective as of the date first written above.

CRS COPPER RESOURCES CORP.	REDSTONE RESOURCES, INC.

By: _______________________	By: _______________________

Title: _______________________	Title: _______________________

Date: _______________________	Date: _______________________

Its Authorized Representative	Its Authorized Representative

[SEAL]	[SEAL]

Page 23 Newmont / CRS Copper Purchase and Sale Agreement (Coates Lake, NWT) September 24, 2002.5

SCHEDULE “A” TO “ROYALTY AGREEMENT”

(Description of the “Property”)

Coates Lake Property, South Mining District, Northwest Territories, Canada

The following Mining Leases issued by Her Majesty the Queen, as represented by the Minister of the Department of Indian Affairs and Northern Development, Northwest Territories, Canada

Group	Lease No.	Parcel Number	Claim Name	Claim Number	No. of Units	Hectares	Acres
McBean	2416 4-Feb-92	Lot 1 Group 908 South Mining District Quad 95-L-01	Ron & John #3 Stan & Geo #1 Stan & Geo #8-11 P.B. # 22-25 P.B. # 27-30 P.B. # 35-36	N26647 N26817 N26824-N26827 N41122-N41125 N41127-N41130 N41135-N41136	6	331.854	820
McBean	2417 4-Feb-92	Lot 2 Group 908 South Mining District Quad 95-L-01	Ron & John # 17-18 Stan & Geo # 4-7 P.B. # 10	N26667-N26668 N26820-N26823 N41110	3	167.951	415
North Redstone	2505 17-Aug-92	Lot 2 Group 1008 South Mining District Quad 95-M- 02	KT Nos. 1-9	***	3	182.52	451
South Redstone	2506 17-Aug-92	Lot 1 Group 1008 South Mining District Quad 95-L-15	Mac Nos. 3-5 Mac Nos. 8-10 Mac Nos. 12-14 Dean Nos. 3-5	***	4	244.44	604
Various Groups	2684 10-Feb-95	Lot 1 Group 958 South Mining District Quad 95-L-10	PL No. 1-100 Ray # 1-35 HC # 1-13 Lisa 1 Lisa 10-11 Lisa 20-21 Ruby 1 Ruby 14 SP 1-5 SP #6-63	***	44	4,734.99	11,700
TOTAL	***	***	***	***	***	5661.75	13,990

Page 24 Newmont / CRS Copper Purchase and Sale Agreement (Coates Lake, NWT) September 24, 2002.5

SCHEDULE “C” TO THE PURCHASE AND SALE AGREEMENT (the “Instrument of Delivery” and the “Debenture”)

INSTRUMENT OF DELIVERY

THIS INSTRUMENT OF DELIVERY (“Instrument of Delivery”) effective September 24, 2002 (the “Effective Date”)

BETWEEN:

CRS COPPER RESOURCES CORP.
a corporation incorporated under the laws of the Province of British Columbia
1500-625 Howe Street
Vancouver, British Columbia V6C 2T6 CANADA
Facsimile: 604.684.0147

(hereinafter the “Company”)

and

REDSTONE RESOURCES, INC.
a corporation incorporated under the laws of the Province of Ontario
20 Eglinton Avenue West, Suite 1900
Toronto, Ontario M4R 1K8 CANADA
Facsimile: 416.488.6598

(hereinafter the “Holder”)

RECITALS

WHEREAS, pursuant to that certain Purchase and Sale Agreement dated effective September 24, 2002, a copy of which is attached hereto as Schedule “A”; the Company is obligated to the Holder under such Purchase and Sale Agreement.

AND WHEREAS the Company has created and issued in favor of the Holder a debenture (the “Debenture”) dated for reference September 24, 2002 for the principal sum of Four Hundred Thousand United States Dollars (US$400,000.00), plus interest thereon at the rate of fifteen percent (15%) per annum.

AND WHEREAS the Company has agreed to deliver the Debenture to the Holder to secure payment of all indebtedness and liability, present and future, direct or indirect, absolute or contingent, of the Company to the Holder under section 3(b) and section 3(c) of the Purchase and Sale Agreement, subject to section 3(e) of the Purchase and Sale Agreement (the “Secured Obligations”).

NOW THEREFORE THIS INSTRUMENT WITNESSETH that in consideration of the premises and of the sum of Ten Dollars ($10.00) now paid by the Holder to the Company (the receipt hereof is hereby acknowledged by the Company) the Company herewith delivers the Debenture to the Holder and the Company covenants and agrees with the Holder that:

Page 25 Newmont / CRS Copper Purchase and Sale Agreement (Coates Lake, NWT) September 24, 2002.5

1. Until the Debenture has been discharged in accordance with its terms, the Debenture shall be and remain valid and continuing security and shall cover and secure the payment, performance and satisfaction of the Secured Obligations. So long as any Secured Obligations may arise under the Purchase and Sale Agreement or the Royalty Agreement, the Debenture shall not be satisfied solely because at any time no Secured Obligations are outstanding.

2. The Debenture is in addition to and not in substitution for any other securities now or hereafter held by the Holder and shall not merge in any other security now or hereafter held by the Holder.

3. The records of the Holder as to payment of the Secured Obligations or any part or parts thereof being in default or of any demand for payment having been made shall be prima facie evidence of such default or demand.

4. Upon the occurrence of an Event of Default the Holder may enforce and realize on the Debenture or any part or parts thereof in any order it desires and any realization by any means upon any security shall not bar realization upon any other security.

5. Any monies realized from the enforcement or realization of or on the Debenture may be applied on such part or parts of the Secured Obligations as the Holder may see fit notwithstanding any previous application.

6. The Holder may grant extensions, take and give up securities, accept compositions, grant releases and discharges, and otherwise make arrangements and deal with the Company and with other persons and securities as the Holder may see fit, without prejudice to the liability of the Company to the Holder or the Holder’s right to hold, deal with, enforce and realize on the Debenture.

7. All expenses incurred by the Holder in recovering or enforcing payment of the Secured Obligations or any part or parts thereof, or realizing upon the Debenture, including expenses of taking possession, protecting and realizing upon any property subject to the charge of the Debenture, shall be added to and shall be deemed to be a part of the Secured Obligations and secured by the Debenture.

8. The interest of the Holder in the Debenture and this Instrument of Delivery may only be assigned by the Holder as part of any assignment of the interest of the Holder in the Secured Obligations and only then with the consent of the Holder, which consent shall not to be unreasonably withheld.

9. Notwithstanding any of the foregoing provisions of this Instrument or the provisions of the Debenture, the Holder agrees that: (a) in dealing with, enforcing and realizing on the Debenture, the Holder shall not claim under the Debenture at any time any greater amount in respect of principal, interest and other monies thereunder than the aggregate amount of Secured Obligations then due and payable by the Company to the Holder; (b) notwithstanding that the principal amount of the Debenture is expressed to bear interest from the date of the Debenture, the Holder shall not claim any amount by way of interest under the Debenture in excess of the amount of interest accruing and unpaid from time to time on the Secured Obligations in accordance with the terms of the Secured Obligations; (c) notwithstanding that the Debenture is expressed to be payable on demand, the Holder will not make demand for any amount thereunder unless and until an Event of Default has occurred and shall make such demand only for the aggregate amount of Secured Obligations then due and payable by the Company to the Holder; and (d) at any time after payment of all of the Secured Obligations owing from time to time by the Company to the Holder, the Holder shall, forthwith on the written request of the Company and upon payment of all fees, charges, expenses and solicitors’ fees incurred by the Holder, deliver the Debenture to the Company and execute and deliver

Page 26 Newmont / CRS Copper Purchase and Sale Agreement (Coates Lake, NWT) September 24, 2002.5

to the Company such releases and discharges or other instruments as shall be requisite to discharge the Debenture and the security thereof.

10. Capitalized terms used herein and not otherwise defined shall have the respective meanings given to such terms in the Debenture.

This Instrument of Delivery shall enure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

Page 27 Newmont / CRS Copper Purchase and Sale Agreement (Coates Lake, NWT) September 24, 2002.5

IN WITNESS WHEREOF this Instrument of Delivery has been duly executed by the Company and the Holder effective as of the date first above written.

REDSTONE RESOURCES, INC.	CRS COPPER RESOURCES CORP.

By: _______________________	By: _______________________

Title: _______________________	Title: _______________________

Date: _______________________	Date: _______________________

Its Authorized Representative	Its Authorized Representative

[SEAL]	[SEAL]

Page 28 Newmont / CRS Copper Purchase and Sale Agreement (Coates Lake, NWT) September 24, 2002.5

DEBENTURE

THIS DEBENTURE (“Debenture”) effective September 24, 2002 (the “Effective Date”)

CRS COPPER RESOURCES CORP.
a corporation incorporated under the laws of the Province of British Columbia
1500-625 Howe Street
Vancouver, British Columbia V6C 2T6 CANADA
Facsimile: 604.684.0147

(the “Company”)

Demand Debenture	US$400,000.00

1. For value received the Company will on demand pay to Redstone Resources, Inc., whose address is 20 Eglinton Avenue West, Suite 1900, Toronto, Ontario, Canada M4R 1K8 (the “Holder”) or at such other place or places as the Holder may from time to time direct, the principal sum of Four Hundred Thousand United States Dollars (US$400,000) together with interest thereon at a rate of fifteen percent (15%) per annum.

2. Subject to the exception as to leaseholds set out in section 3 hereof, as security for payment of the principal sum, interest, interest on overdue interest and other monies from time to time owing hereunder and for the performance and observance of all the Company’s obligations and covenants hereof the Company hereby grants, mortgages, charges, pledges, assigns and conveys as and by way of a fixed and specific mortgage, pledge and charge to and in favor of the Holder and grants to the Holder a security interest in the Property, the Additional Property, the Products and the Proceeds.

3. The last day of any term created by any lease of real property or agreement therefor is hereby excepted out of the charge created by this Debenture but the Company shall stand possessed of a reversion thereof remaining upon trust for the Holder to assign and dispose thereof as the Holder shall direct.

4. Any notice required to be given in connection with this Debenture shall be given in accordance with the provisions for notices set out in the Purchase and Sale Agreement.

5. This Debenture has been issued and delivered by the Company to the Holder pursuant to an Instrument of Delivery effective September 24, 2002, which Instrument of Delivery contains various restrictions more particularly set out therein on the rights of the Holder with respect to this Debenture, including without limitation restrictions on the amount to be claimed hereunder and restrictions on the ability to demand payment hereunder. To the extent any such provisions of the Instrument of Delivery modify or conflict with the provisions of this Debenture, the provisions of the Instrument of Delivery shall govern. Pursuant to the Instrument of Delivery, the interest of the Holder in this Debenture may only be assigned as part of an assignment of the interest of the Holder in the Instrument of Delivery and the Secured Obligations and only then with the consent of the Holder, which consent shall not to be unreasonably withheld.

6. This Debenture is issued subject to and with the benefit of the following conditions, each and all of which form part of this Debenture.

Page 29 Newmont / CRS Copper Purchase and Sale Agreement (Coates Lake, NWT) September 24, 2002.5

CONDITIONS TO DEBENTURE

1. The Company warrants and represents to the Holder that: (a) this Debenture is issued in accordance with resolutions of the Directors of the Company and all other matters and things have been done and performed so as to authorize and make the execution, creation and issuance of this Debenture legal and valid and in accordance with the requirements of the laws relating to the Company and all other statutes and laws in that behalf; (b) as of September 24, 2002 the Company has not taken any action or made any agreement which would cause title to the Mortgaged Property not to be free from all security interests, mortgages, pledges, liens, charges and encumbrances whatsoever, except Permitted Encumbrances, and (c) its chief executive office is situate at 1500-625 Howe Street, Vancouver, British Columbia V6C 2T6 CANADA.

2. The Company hereby covenants and agrees with the Holder that it will defend the Company’s title to the Mortgaged Property against the claims and demands of all persons, will observe and perform all covenants, terms and conditions upon or under which any of the Mortgaged Property is secured, held or leased and will pay or cause to be paid as or before they become due all rents and other sums payable pursuant to any lease or any charge of or affecting any of the Mortgaged Property.

3. Except as otherwise specifically permitted by this Debenture or the Purchase and Sale Agreement, the Company shall not without the prior written consent of the Holder: (a) grant, create, assume or permit to exist any security interest, mortgage, pledge, charge, assignment, lien or other encumbrance, except Permitted Encumbrances, whether fixed or floating, upon the whole or any part of the Mortgaged Property; (b) allow any taxes, rates, levies or assessments, ordinary or extraordinary government fees or duties lawfully levied, assessed or imposed upon the Mortgaged Property to remain unpaid; (c) allow any debts and obligations to laborers, workers, employees, workers’ compensation boards or others to remain unpaid if the same, if unpaid, would have priority over the security hereby created or any part thereof; (d) sell, lease or otherwise dispose of any of the Mortgaged Property, provided that, so long as no Event of Default has occurred and is continuing, the Company may sell, lease or otherwise dispose of Products, and use the Proceeds of such sale, lease or disposition, in the ordinary course of business, free of the security hereof; (e) change its name or the location of its chief executive office without giving 30 days prior written notice to the Holder; or (f) merge, amalgamate or enter into any other transaction whereby all of its property and assets could become vested in another person unless the Company has taken sufficient steps acceptable to Holder to ensure that the successor arising from such merger, amalgamation or transaction is bound by the terms hereof and of the Secured Obligations and that the enforceability or priority of this Debenture and the security hereof will not be adversely affected.

4. The Company shall at all times during the currency of this Debenture: (a) maintain and keep in proper order, repair and condition the Mortgaged Property and allow the Holder to inspect the Mortgaged Property at all reasonable times; and (b) advise the Holder forthwith of any acquisition by the Company of any Additional Property.

5. (a) The principal sum, interest and other monies hereby secured shall become due and payable and the security hereby constituted shall become enforceable upon demand by the Holder or, unless waived by the Holder, upon the occurrence of an Event of Default. (b) The Holder may waive any breach of any of the provisions contained in this Debenture or any default by the Company in the observance or performance of any covenant, condition or obligation required to be observed or performed by it under the terms of this Debenture. No waiver, consent, act or omission by the Holder shall extend to or be taken in any manner whatsoever to affect any subsequent breach or default or the rights resulting therefrom and no waiver or consent by the Holder shall bind the Holder unless it is in writing. The inspection or approval by the Holder of any document or matter or thing done by the Company shall not be deemed to be a warranty or holding out of the adequacy, effectiveness, validity or binding effect of such document, matter or thing or a waiver of the Company’s obligation.

Page 30 Newmont / CRS Copper Purchase and Sale Agreement (Coates Lake, NWT) September 24, 2002.5

6. At any time after the security hereby constituted has become enforceable, the Holder shall have the right and power: (a) to enter, take possession of, collect, get in and use all or any part or parts of the Mortgaged Property with power to exclude the Company and its respective agents and servants therefrom and for such purpose to take any proceedings in the name of the Company or otherwise; (b) to preserve, maintain and repair the Mortgaged Property and make such replacements thereof and additions thereto as the Holder shall deem judicious; (c) either before or after entry to sell and dispose of or lease the Mortgaged Property, either as a whole or in parts, by public or private sale, and also to rescind or vary any contract of sale that was entered into and resell with or under any of the powers conferred hereunder and adjourn any sale from time to time and execute and deliver to the purchaser or purchasers of the whole or any part of the Mortgaged Property a sufficient deed or deeds therefor, the Holder being herein constituted the irrevocable attorney of the Company to sell the Mortgaged Property and to execute a deed or deeds and a sale made as aforesaid shall perpetually bar, both at law and in equity, the Company and all other persons from claiming the whole or any part of the Mortgaged Property. Subject to the claims of third parties, the proceeds of sale shall be applied firstly in payment of the principal sum hereof, interest accrued hereunder and all other monies owing hereunder, as allocated by the Holder, any surplus shall be paid to the Company.

7. At any time after the security hereby constituted has become enforceable the Holder may appoint by writing a receiver or receiver-manager (herein called the “Receiver”) of the Mortgaged Property and may from time to time remove any Receiver so appointed and appoint another in his stead. The Receiver shall have power: (a) to take possession of and to collect and get in and use the Mortgaged Property and for those purposes to enter the Mortgaged Property and to act, in respect of the Mortgaged Property only, in the name of the Company or otherwise as the Receiver considers necessary; (b) to carry on or concur in carrying on the business of the Company, in respect of the Mortgaged Property only, and to employ and discharge any persons in respect thereof upon the terms and at the remuneration the Receiver considers proper; (c) to keep in repair the Mortgaged Property and to do all necessary things to carry on the business of the Company, in respect of the Mortgaged Property only, and to protect the Mortgaged Property; (d) to make any arrangement or compromise, in respect of the Mortgaged Property only, which the Receiver considers expedient in the interests of the Holder; (e) to borrow money to maintain the whole or any part of the Mortgaged Property; (f) to sell or lease or concur in the selling or leasing of the whole or any part of the Mortgaged Property; in exercising the Receiver’s foregoing power to sell or lease the Mortgaged Property the Receiver may in his absolute discretion (i) sell the whole or part of the Mortgaged Property at public auction, by public or private tender, or by private sale; (ii) effect a sale or lease by conveying in the name of or on behalf of the Company or otherwise; (iii) make any stipulation as to title or conveyance or commencement of title; (iv) rescind or vary any contract of sale or lease; (v) resell or release without being answerable for any loss occasioned thereby; (vi) sell on terms as to credit as shall appear to be most advantageous to the Receiver and if a sale is on credit the Receiver shall not be accountable for any monies until actually received; (vii) make any arrangements or compromises which the Receiver shall think expedient; and for the purposes aforesaid the Company hereby empowers the Receiver so appointed as its attorney to execute deeds, contracts, agreements or other documents on its behalf, in respect of the Mortgaged Property only, in any place under the Receiver’s seal and the same shall bind the Company and have the same effect as if such deeds were under the Company’s common seal.

8. No purchaser at any sale purporting to be made by the Receiver pursuant to the aforesaid power shall be bound to inquire whether any notice required hereunder has been given, or as to the necessity or expediency of the sale or the stipulations subject to which it is made, or otherwise as to the propriety of the sale or regularity of its proceedings, or be affected by notice that no default has been made or continues, or notice that the sale is otherwise unnecessary, improper or irregular, and despite any impropriety or irregularity, or notice thereof to any purchaser, the sale as regards that purchaser shall be deemed to be within the aforesaid powers and be valid accordingly and the

Page 31 Newmont / CRS Copper Purchase and Sale Agreement (Coates Lake, NWT) September 24, 2002.5

remedy, if any, of the Company in respect of any impropriety or irregularity whatsoever in any sale by the Receiver shall be in damages only.

9. The net profit of the business and the net proceeds of any disposal of the Mortgaged Property shall be applied by the Receiver subject to the claims of third parties, firstly in payment of the principal sum hereof, interest accrued hereunder and all other monies owing hereunder, as allocated by the Holder, and any surplus shall be paid to the Company.

10. The Receiver shall not be liable for any loss unless it is caused by the Receiver’s own negligence or willful default. The Receiver shall be considered to be the agent of the Company and the Company shall be solely responsible for the Receiver’s acts, defaults and remuneration.

11. The Holder may but shall not be obliged to pay and satisfy any monies or do any acts or things which the Company is required to do hereunder or under any security collateral hereto upon the Company’s failure to do so and the amount so paid or the costs and expenses so incurred and all costs, fees or commissions in connection with the collection of monies due hereunder or enforcement of the security hereby granted may be paid and satisfied from any unadvanced portion of the monies to be advanced hereunder or otherwise and any amount paid by the Holder shall be repayable forthwith and shall bear interest at the rate provided for interest on the principal sum and shall be secured by the charges herein contained; provided however that so long as the validity of any tax, lien or fine is in good faith contested by the Company, the Holder shall not pay the same if the Company shall satisfy the Holder and, if required, furnish security satisfactory to the Holder, that such contestation will involve no forfeiture of any part of the Mortgaged Property.

12. This Debenture and the charges hereby created shall be and remain valid and continuing security for the indebtedness and liability of the Company to the Holder under Section 3(b) and Section 3(c) of the Purchase and Sale Agreement and upon payment in full this Debenture shall be discharged and the Holder shall be obligated to deliver to Company such documents as may be required to reflect the same.

13. This Debenture is in addition to and not in substitution for any other security which the Holder now or from time to time may hold or take from the Company. Neither the taking of any judgment nor the exercise of any power of seizure or sale shall operate to extinguish the obligation of the Company to pay the principal, interest and other monies secured by this Debenture and shall not operate as a merger of any covenant in this Debenture, and the acceptance of any payment or alternate security shall not constitute or create a novation, and the taking of a judgment or judgments under a covenant herein contained shall not operate as a merger of those covenants or affect the Holder’s right to interest under this Debenture. All rights and remedies of the Holder hereunder shall be cumulative and no remedy herein conferred or renewed is intended to be exclusive but shall be in addition to every other remedy given hereunder.

14. The Company shall forthwith and from time to time do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered or make all reasonable efforts to obtain all and every such further acts, deeds, mortgages, assignments, transfers, consents, waivers, assurances or indentures supplemental hereto as the Holder shall reasonably require for the better assuring, mortgaging, assigning and confirming unto or vesting in the Holder all and singular the Mortgaged Property charged or intended so to be or which the Company may hereafter become bound to mortgage and charge in favor of the Holder or for the better accomplishing and effectuating the intention of this Debenture.

15. Without limitation of the provisions of condition 14 hereof: (a) in the event the Company shall acquire legal title to any of the Additional Property, the Company shall, at the request of the Holder,

Page 32 Newmont / CRS Copper Purchase and Sale Agreement (Coates Lake, NWT) September 24, 2002.5

execute and deliver all such documents and do all such things as may be required to permit registration of the security hereof in any office of public record with respect to such Additional Property; and (b) in the event that a person other than the Company shall hold legal title to any of the Additional Property for the benefit of the Company, the Company shall deliver to such person such notice or other evidence of the interest of the Holder in the Mortgaged Property, and obtain and deliver to the Holder such acknowledgements by such person of such interest of the Holder, as the Holder may reasonably require.

16. This Debenture shall be construed in accordance with the laws of the Northwest Territories of Canada.

17. Time shall be of the essence of this Debenture.

18. If a provision of this Debenture is wholly or partially invalid, at the option of the Holder, this Debenture shall be interpreted as if the invalid portion had not been a part thereof.

19. As specified in section 5 of this Debenture, assignment of this Debenture is limited, as more particularly provided in the Instrument of Delivery. This Debenture and all of its provisions shall enure to the benefit of the Holder, its successors and assigns, and shall be binding upon the Company and its successors and assigns. The expression the “Holder” as used herein shall include the Holder’s assigns whether immediate or derivative.

20. In this Debenture the following terms shall have the following meanings:

“Additional Property” means all of the Company’s presently owned or hereafter acquired right, title and interest in and to any mining claim, license, lease, grant, concession, permit, patent or other mineral property or other rights or interest located wholly or partly within the boundaries of the Property provided, however, only such part of such rights or interests which actually overlap the Property shall apply.

“Event of Default” means any one of the following events: (a) if a default is made by the Company in paying any of the Secured Obligations to the Holder when due and such default is not remedied within thirty (30) days; (b) if a default is made by the Company in performance or observance of any other term of this Debenture and, if such default is capable of remedy, is not remedied within thirty (30) days of notice thereof by the Holder to the Company; (c) if any representation or warranty of the Company contained in this Debenture is found to be untrue in any material adverse respect; and (d) if the Secured Obligations set out in section 3(b) and section 3(c) of the Purchase and Sale Agreement have not been satisfied then if any one of: (i) a receiver and/or manager, liquidator, trustee, administrator or any other person with like powers for all or any part of the assets of the Company shall be appointed, or if an order is made or a resolution passed for the winding up, dissolution or liquidation of the Company or if the Company ceases or demonstrates an intention to cease to carry on its business; (ii) the Company becomes or acknowledges that it is insolvent, makes a voluntary assignment under the Bankruptcy and Insolvency Act or files a proposal under the Bankruptcy and Insolvency Act or seeks protection under the Companies’ Creditors Arrangement Act, or any other debt moratorium or restructuring legislation; (iii) proceedings are commenced against the Company under the Bankruptcy and Insolvency Act or any similar legislation; (iv) any execution, sequestration, extent, distress or analogous process shall be levied upon any part of the Mortgaged Property, unless the process is in good faith disputed and the Holder is given security to pay in full the amount claimed; or (v) any person holding an encumbrance, lien or charge on any of the Mortgaged Property having a material value, takes steps to enforce same, and thereafter Holder becomes aware of any person taking steps to sell all or any part of the Property or the Additional Property.

Page 33 Newmont / CRS Copper Purchase and Sale Agreement (Coates Lake, NWT) September 24, 2002.5

“Mortgaged Property” wherever used herein means and includes all the undertakings and other properties and assets, present and future, of the Company expressed herein or in any instruments supplemental hereto to be, or intended to be, mortgaged, pledged or charged or made the subject of a security interest under this Debenture.

“Permitted Encumbrances” means: (a) liens for taxes, assessments or governmental charges or levies not at the time due and delinquent or the validity of which is being contested in good faith by the Company; (b) undetermined or inchoate liens and charges incidental to current construction or current operations which have not been filed against the Company or which relate to obligations not due or delinquent; (c) the right reserved to or vested in any governmental or public authority by any lease, license, franchise, grant, permit or statutory provision to terminate any lease, license, franchise, grant or permit, or to require annual or other periodic payments as a condition of the continuance thereof; (d) the encumbrance resulting from the deposit of cash or obligations as security when the Company is required to do so by governmental or other public authority or by normal business practice in connection with contracts, licenses or tenders or similar matters in the ordinary course of business and for the purpose of carrying on the same or to secure worker’s compensation, surety or appeal bonds or to secure costs of litigation when required by law; (e) security given to a public utility or any governmental or public authority when required in connection with the operations of the Company; (f) easements, rights of way, servitudes or other similar rights in lands granted to or taken by other persons which in the aggregate do not materially impair the usefulness in the business of the Company of the lands subject to such easements, rights or servitudes; (g) the reservations, limitations, provisos and conditions expressed in any original grant from the Crown; (h) any encumbrances consented to in writing as a Permitted Encumbrance by the Holder; and (i) the Purchase and Sale Agreement.

“Proceeds” means all present and after acquired goods, chattel paper, money, securities, documents of title, instruments, intangibles or other property of the Company derived, directly or indirectly, from any dealing with any of the Mortgaged Property or proceeds of Mortgaged Property.

“Products” means all right, title and interest of the Company now held or hereafter acquired in and to all ores, minerals and mineral resources produced from any of the Property and the Additional Property.

“Property” means all right, title and interest of the Company now held or hereafter acquired in and to the Property described in Schedule ”A” hereto, including without limitation any amendments, supplements, renewals and replacements thereof.

“Purchase and Sale Agreement” means the purchase and sale agreement effective September 10, 2002 between the Company and the Holder with respect to the Property.

“Receiver” means as described in condition 7 hereof.

“Secured Obligations” means all indebtedness and liability, present and future, direct or indirect, absolute or contingent, of the Company to the Holder under section 3(b) and section 3(c) of the Purchase and Sale Agreement, subject to section 3(e) of the Purchase and Sale Agreement.

TO HAVE AND TO HOLD the same unto and to the use and benefit of the Holder for the uses and purposes and with the powers and authority and subject to the terms and conditions set forth in this Debenture.

IN WITNESS WHEREOF this Debenture has been duly executed by the Company effective as of the date first written above.

Page 34 Newmont / CRS Copper Purchase and Sale Agreement (Coates Lake, NWT) September 24, 2002.5

CRS COPPER RESOURCES CORP.

By:      ______________________________

Title:    ______________________________

Date:   ______________________________

Its Authorized Representative

[SEAL]

Page 36 Newmont / CRS Copper Purchase and Sale Agreement (Coates Lake, NWT) September 24, 2002.5